UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 6, 2015

CytoDyn Inc.

(Exact name of registrant as specified in charter)

Colorado

(State or other jurisdiction of incorporation)

000-49908

(SEC File Number)

75-3056237

(IRS Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 6, 2015 CytoDyn Inc. (the “Company”) issued approximately $0.8 million in aggregate principal amount of unsecured convertible promissory notes (the “Notes”) and related warrants (the “Warrants”) to purchase common stock of the Company (the “Common Stock”) in a private placement to various accredited investors, pursuant to subscription agreements entered into with each (collectively, the “Subscription Agreements”), in exchange for cash in an equal amount. The issuance was part of a broader offering of up to $4.0 million in aggregate principal amount of Notes and related Warrants (the “Offering”).

The terms of the Offering and of the Notes and Warrants are described in the Current Report on Form 8-K, filed by the Company on May 5, 2015, including the forms of the Notes, the Warrants and the Subscription Agreement filed as exhibits thereto (the “Prior Form 8-K”), which is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The Notes issued on May 6, 2015 are convertible into an aggregate of 1,028,328 shares of the Company’s Common Stock. As part of the investment in the Notes, the Company also issued Warrants for an aggregate of 205,662 shares of Common Stock. The Company relied on the exemption from registration afforded by Section 4(a)(2) of the Securities Act in connection with the issuance of such Notes and Warrants.

Additional terms of Offering and of the Notes and the Warrants are described in the Prior Form 8-K, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CytoDyn Inc.

Dated: May 7, 2015	By:	/s/ Michael D. Mulholland
Michael D. Mulholland
Chief Financial Officer